UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 1, 2006

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(Jurisdiction of	(Commission File Number)	(IRS Employer
Corporation)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)          Not applicable.

(b)         Not applicable.

(c)          Not applicable.

(d)         Effective July 26, 2006, the shareholders of KEMET Corporation (the “Company”) approved the re-election of Messrs. Gurminder S. Bedi and Per-Olof Loof to the Board of Directors, each to serve a three-year term or until his successor is duly elected and qualified.

Effective July 26, 2006, the shareholders of the Company approved the election of Mr. Robert G. Paul to become a member of the Company’s Board of Directors for a one-year term or until his successor is duly elected and qualified. Mr. Paul has been appointed to be a member of the Audit Committee and the Compensation Committee of the Board of Directors, and has been placed in the Class of 2007.  Mr. Paul is the retired President of the Base Station Subsystems Group of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems.  From 1991 through July 2003, he was President and CEO of Allen Telecom, Inc. which was acquired by Andrew Corporation during 2003.  Mr. Allen joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer.  He currently serves on the Board of Directors of Rogers Corporation (a public company listed on The New York Stock Exchange).

The results of the votes for these elections were as follows:

Director Nominee

Gurminder S. Bedi	For	81,380,238
	Withheld	515,034
Per-Olof Loof`	For	81,378,325
	Withheld	516,947
Robert G. Paul	For	81,388,399
	Withheld	506,873

Effective July 26, 2006, Mr. Charles E. Volpe retired from the Company’s Board of Directors at the end of his then current term.  Mr. Volpe had been a Director of the Company since December 1990, and was the previous President and Chief Operating Officer of the Company prior to his retirement in March 1996.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2006	KEMET Corporation

/s/ D. E. Gable
David E. Gable
Senior Vice President and
Chief Financial Officer